Exhibit 99.1

Friday, February 18, 2005, 8:00 AM Eastern Time

Press Release

SOURCE: Isolagen, Inc.

ISOLAGEN PROCESS EXPLORATORY PHASE III 12-MONTH DATA POSITIVE

Positive Six- and 12-Month Data to be Presented at American Academy of Dermatology Meeting

HOUSTON – February 18, 2005 – Isolagen, Inc, (AMEX:ILE) today announced that the twelve-month follow-up data from a Phase III Exploratory Clinical Trial indicates sustained positive effects in patients who received the Isolagen Process. The previously disclosed six-month marker data and this new 12-month follow-up data from this trial will be the subject of a poster session at the 63rd Annual Meeting of the American Academy of Dermatology. In this poster session, Robert A. Weiss, M.D., Assistant Professor of Dermatology, The Johns Hopkins University, will present data from this study showing a sustained positive effect obtained using the proprietary Isolagen Process on facial contour deformities.

The Exploratory Phase III trial was primarily designed to assess the use of the Isolagen Process to improve facial contour deformities. This double-blinded placebo controlled trial was conducted at multiple centers with 10 sites across the continental United States. The trial is divided between dermatologists and plastic surgeons with the assessment of eight types of facial defects, including acne scarring and rhytids (wrinkles). The primary endpoint is at four months, with Isolagen treatment offered to placebo patients after six-months evaluation. All patients who received the Isolagen Process were monitored for 12 months after receiving the initial injection.

“The use of autologous fibroblasts represents a fundamentally new approach to improvement of facial contour defects,” said Dr. Weiss. “Although measurements in this study are ongoing, these findings suggest that, unlike filler products, the efficacy of the Isolagen Process is maintained over time. Both acne scars and superficial rhytids responded well with an excellent safety profile and high patient satisfaction.” Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply, and then injected into the patient’s wrinkles, lines, and scars to correct contour deformities.

Efficacy was measured by a two (2) point improvement on a seven (7) point standardized photoguide scale. The majority of the 151 patients treated in this study were female, with a mean age of 46.8 years old and a standard deviation of 10.7 years. No serious adverse events related to the Isolagen Process were reported.

The percentage of responders of those evaluated for all treatment areas at one, two, four, and six months post-injection was 57.0%, 79.6%, 77.1%, and 82.2%, respectively. The therapeutic effect of the Isolagen Process compared to placebo was demonstrated at six months (82.2% vs. 38.2%, Fisher’s exact, p-value <0.0001). Results of a twelve-month follow-up assessment on only the Isolagen-treated group demonstrated the therapeutic effect was maintained with a response rate of 82.4% in those patients who were evaluated at 12 months.

“We’re very pleased with the results to date and the observed long-term effects of the Isolagen Process,” said Robert J. Bitterman, President and CEO, Isolagen, Inc. “These findings, showing continued effect over 12 months, are consistent with our ongoing European experience that indicate a sustained response.”

According to Mr. Bitterman, Isolagen has completed the injection (treatment) phase of the two pivotal Phase III Clinical Trials being conducted in the U.S. under a Special Protocol Assessment (SPA) with the U.S. Food and Drug Administration (FDA) for treatment of facial wrinkles only. These simultaneous pivotal phase III trials are designed to demonstrate the safety and effectiveness of the Isolagen Process and will provide the type of data necessary to support FDA approval of the process. The timing of these additional trials should allow Isolagen to file its Biological License Application (BLA) in the second half of 2005.

About Isolagen, Inc.

Isolagen specializes in the development and commercialization of autologous cellular therapies for soft and hard tissue regeneration. The Company’s product candidates are based on its proprietary Isolagen Process. Based on the accumulated experience of the Company through its retrospective study, clinical trials and treatment of patients in the United Kingdom, the Company believes that the Isolagen Process utilizes the patient’s own cells to create safe and effective therapies to treat the underlying cause of the patient’s condition. Autologous cellular therapy is the process whereby a patient’s own cells are extracted, allowed to multiply and then injected into the patient. Isolagen’s product candidates are designed to be minimally invasive and nonsurgical.

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the federal securities laws. Information contained in forward-looking statements is based on current expectations and is subject to change, and actual results may differ materially from the forward-looking statements. Isolagen, Inc. does not undertake to update any such forward-looking statements or to publicly announce developments or events relating to the matters described herein.

For additional information, please visit: www.isolagen.com.

Investor Relations Contacts: Kate McNeil (212) 825-3210

John Nesbett (212) 825-3210

Media Contacts:  Jennifer Fleishman (212) 593-6387

fleishmanj@ruderfinn.com

For media attending AAD: Melissa Barnes (347) 423-1940

barnesm@ruderfinn.com